WRITTEN               COMPENSATION AGREEMENT


          Subject to the following shares of common stock being issued pursuant to Rule 701 of the Securities and Exchange Commission, William A. Silvey, Jr., W. Scott Thompson and Leonard W. Burningham, Esq., agree to respectively accept 183,000, 183,000 and 91,500 shares of the one mill ($0.001) par value common stock of Bethurum Laboratories, Inc., a corporation (the "Company"), for non-capital raising services rendered regarding the Company, including, but not limited to bringing the Company current in its filings with the State of Utah; various meetings and conferences in respect thereof; review of related correspondence and pleadings; discussions with the Company's accounting firm and review of drafts and final copies of audited financial statements; and various conference calls and discussions with Mr. Burningham respecting same; all of which services are valued at $4,575 or $0.01 per share.


Date: 11/23/98.                    /s/William A. Silvey, Jr.
                              William A. Silvey, Jr.


Date: 11/23/98.                     /s/W. Scott Thompson
                              W. Scott Thompson

Date: 11/23/98.               /s/Leonard W. Burningham, Esq.
                              Leonard W. Burningham, Esq.


ACCEPTED:


BETHURUM LABORATORIES, INC.


By/S/William A. Silvey, Jr.        Date:11/23/98.
    Its President